Exhibit 99.1

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• •	JDA Software Group, Inc. NEWS RELEASE	Contact Information at End of Release
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JDA Software Announces Second Quarter 2010 Results
Record Revenue Confirms Acquisition Rationale
Scottsdale, Ariz. — July 27, 2010 — JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, today announced financial results for the second quarter ended June 30, 2010. JDA reported record total revenues of $158.4 million, a 59 percent increase from $99.5 million of revenue reported in second quarter 2009. Software license and subscription revenues in the second quarter 2010 increased 38 percent to $38.0 million from $27.6 million in second quarter 2009.
          Adjusted EBITDA increased 44 percent to $41.3 million in second quarter 2010 from $28.7 million in the second quarter of 2009. JDA also reported adjusted non-GAAP earnings per share for second quarter 2010 of $0.48, an increase from the $0.47 per share reported in second quarter 2009. Adjusted non-GAAP earnings exclude amortization of acquired software technology and intangibles, restructuring charges, stock-based compensation and costs related to the acquisition and transition of i2. GAAP net income for second quarter 2010 was $7.9 million or $0.19 per share, compared to GAAP net income of $8.9 million or $0.25 per share in second quarter 2009.
          Results for 2010 include the completion of the acquisition of i2 Technologies, Inc. (i2) as of January 28, 2010.
          “Record license sales were a primary feature of the second quarter and once again the contribution from i2 products was significant,” said JDA president and chief executive officer Hamish Brewer. “Six months into the integration of i2, we fully expected to be delivering the cost synergies we are seeing, but this accelerated license revenue growth is far better than we had planned. Further work remains to be done, but so far the integration process is going very well.”
Software and Subscription
          Software and subscription revenue increased 38 percent to $38.0 million in the second quarter 2010 from $27.6 million in the second quarter 2009. This increase was driven by the acquisition of i2 and by strong sales in the Americas region, which continued to show a strong pipeline. The average sales price for the trailing 12 months ended June 30, 2010 was $608,000 compared to $618,000 for the trailing 12 months ended March 31, 2010.

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Maintenance and Support Services
          Maintenance revenue increased 37 percent to $60.6 million in the second quarter 2010 from $44.4 million in the second quarter 2009. This increase was driven primarily by the acquisition of i2 and the year-over-year improvement in retention rates. The annualized retention rate in the second quarter 2010 increased to 97.3 percent from 93.8 percent in the second quarter 2009. The renewal rate in 2009 was negatively impacted by the adverse economic conditions, and the current year renewals are trending better than JDA historical averages. Maintenance gross margins increased to 76 percent in the current quarter from 75 percent in the second quarter 2009 primarily due to increased software sales with maintenance attachments and a greater proportion of maintenance being performed in the more cost effective Centers of Excellence (“CoE”) in India.
Consulting Services
          Consulting services revenue increased 117 percent to $59.8 million in the second quarter 2010 from $27.5 million in the second quarter 2009. This increase was primarily due to the acquisition of i2 and increased implementation services work associated with larger JDA software product sales in 2009. Consulting services gross margins increased to 24 percent in second quarter 2010 from 18 percent in the second quarter 2009. This increase was driven primarily by the higher volume of consulting services revenue together with higher margin projects and greater utilization of the lower cost CoE resources.
Other Financial Data
•	Operating expenses as a percent of revenue show the operating leverage effects of the i2 acquisition. Product development expenses as a percent of revenue improved to 12 percent in the second quarter 2010 compared to 13 percent in the second quarter 2009. Sales and marketing expenses as a percent of revenue improved to 15 percent in the second quarter 2010 compared to 16 percent in the second quarter 2009. General and administrative expenses increased as a percent of revenue to 13 percent in the second quarter 2010 compared to 12 percent in the second quarter 2009. This increase is primarily due to increased legal fees in connection with ongoing litigation and increased headcount from the i2 acquisition.

•	DSO improved to 66 days at the end of second quarter 2010 from 74 days at the end of first quarter 2010. Compared to the second quarter in the prior year, DSO increased from 57 days primarily due to the receivables acquired from i2. JDA continues to apply its focused collection process to the new receivables as a part of the overall company integration process, with the goal of reducing the overall DSO.

•	Net interest and other expense for the second quarter 2010 increased to $6.8 million from $0.3 million in the second quarter of 2009 due to interest on the senior notes issued in connection with the i2 acquisition and currency rate changes.

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•	Cash flow from operations was a use of ($2.6) million in second quarter 2010 compared to positive cash flow from operations of $27.5 million in second quarter 2009. The negative cash flow was caused by realized deferred revenues from the i2 acquisition where the cash was collected prior to the acquisition close date combined with an increase in receivables and deferred expenses.

•	Cash and cash equivalents, including restricted cash, were $158.0 million at June 30, 2010, compared to $363.8 million at December 31, 2009, which included net proceeds from the issuance of $275.0 million of senior notes that were used to complete the acquisition of i2 on January 28, 2010.

•	Weighted average shares outstanding for the quarter ended June 30, 2010 were 42.3 million.
Second Quarter 2010 Highlights
            The following presents a high-level summary of JDA’s regional sales performance:
•	JDA reported $27.1 million in software license and subscription revenues in its Americas region during second quarter 2010, compared to $18.9 million in first quarter 2010 and $14.4 million in second quarter 2009. Customers that signed new software licenses in second quarter 2010 include: Dick’s Sporting Goods, Inc., Guitar Center, Inc. Boscov’s Department Store, LLC, Ripley’s Comercial ECSSA S.A., Sodimac Chile S.A., IFH Retail and Tiendas Peruanas, Michaels Stores, Inc., Syms Corporation, Liz Claiborne, Inc., Delhaize America, Inc. and VMR Electronics, LLC.

•	Software license and subscription revenues in the Europe, Middle East and Africa (EMEA) region were $4.8 million in second quarter 2010, compared to $5.4 million in first quarter 2010 and $5.0 million in second quarter 2009. New software deals in the EMEA region included: Esselunga SpA, Crai Secom SpA, and Renault SA.

•	JDA’s Asia-Pacific region posted software license and subscription revenues of $6.1 million in second quarter 2010, compared to $4.4 in first quarter 2010 and $8.2 million in second quarter 2009. Wins in this region included: JFE Steel Corporation and Lenovo Group Ltd.
Six Months Ended June 30, 2010 Results
•	Revenue for the six months ended June 30, 2010 increased 59 percent to $290.0 million from $182.8 million for the six months ended June 30, 2009. Adjusted EBITDA increased to $72.7 million for the first six months ended June 30, 2010 from $45.4 million in the first half of 2009. The increases were primarily driven by the acquisition of i2 Technologies and growth in the core business.

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•	Adjusted non-GAAP earnings per share for the six months ended June 30, 2010 was $0.87 compared to $0.73 per share for the six months ended June 30, 2009. Adjusted non-GAAP earnings exclude amortization of acquired software technology and intangibles, restructuring charges, stock-based compensation and costs related to the acquisition and transition of i2.

•	The GAAP net income applicable to common shareholders for the six months ended June 30, 2010 was $3.6 million or $0.09 per share, compared to net income of $11.6 million or $0.33 per share for the six months ended June 30, 2009. The decrease was primarily due to costs related to the acquisition and transition of i2.

•	Cash flow from operations was $9.6 million for the six months ended June 30, 2010 compared to cash flow from operations of $60.5 million for the six months ended June 30, 2009. The change in operating cash flow in the current period was caused by realized deferred revenues from the i2 acquisition where the cash was collected prior to the acquisition close date, an increase in receivables and deferred expenses and payments related to acquisition accruals.
Conference Call Information
          JDA Software Group, Inc. will host a conference call at 4:45 p.m. Eastern time today to discuss earnings results for its second quarter ended June 30, 2010. To participate in the call, dial 1-877-941-8416 (United States) or 1-480-629-9808 (International) and ask the operator for the “JDA Software Group, Inc. Second Quarter 2010 Earnings Conference Call.” A live audio webcast of the conference call can be accessed by logging onto www.jda.com in the Investor Relations section.
          A replay of the conference call will begin on July 27, 2010 at 8:00 p.m. Eastern time and will end on August 27, 2010. To hear a replay of the call over the Internet, access JDA’s website at www.jda.com.
About JDA Software Group, Inc.
          JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is a leading global provider of innovative supply chain management, merchandising and pricing excellence solutions. JDA empowers more than 6,000 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the discrete and process manufacturing, wholesale distribution, transportation, retail and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA’s multiple service options provide customers with flexible configurations, rapid time-to-value, lower total cost of ownership and 24/7 functional and technical support and expertise. To learn more, visit www.jda.com or e-mail info@jda.com.

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JDA Investor Relations Contacts:
Pete Hathaway, Executive Vice President/Chief Financial Officer
480-308-3000

JDA Software Q2 2010 Earnings
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JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$146,179	$75,974
Restricted cash	11,780	287,875
Accounts receivable, net	116,091	68,883
Deferred tax asset	57,630	19,142
Prepaid expenses and other current assets	33,251	15,667

Total current assets	364,931	467,541

Non-Current Assets:
Property and equipment, net	44,648	40,842
Goodwill	197,813	135,275
Other Intangibles, net:
Customer-based intangibles	156,614	99,264
Technology-based intangibles	41,161	20,240
Marketing-based intangibles	13,226	157
Deferred tax asset	269,421	44,350
Other non-current assets	17,381	13,997

Total non-current assets	740,264	354,125

Total Assets	$1,105,195	$821,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,423	$7,192
Accrued expenses and other liabilities	68,840	45,523
Income taxes payable	3,152	3,489
Deferred revenue	121,818	65,665

Total current liabilities	208,233	121,869

Non-Current Liabilities:
Long-term debt	272,451	272,250
Accrued exit and disposal obligations	6,626	7,341
Liability for uncertain tax positions	10,306	8,770
Deferred revenue	14,601	—

Total non-current liabilities	303,984	288,361

Total Liabilities	512,217	410,230

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued or outstanding	—	—
Common stock, $.01 par value; authorized, 50,000,000 shares; issued 43,628,080 and 36,323,245 shares, respectively	436	363
Additional paid-in capital	554,579	361,362
Deferred compensation	(12,783)	(5,297)
Retained earnings	77,612	74,014
Accumulated other comprehensive income (loss)	(1,014)	3,267
Less treasury stock, at cost, 1,920,105 and 1,785,715 shares, respectively	(25,852)	(22,273)

Total stockholders’ equity	592,978	411,436

Total liabilities and stockholders’ equity	$1,105,195	$821,666

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JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except earnings per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUES:
Software licenses	$32,152	$26,589	$56,589	$40,946
Subscriptions and other recurring revenues	5,806	996	10,093	1,964
Maintenance services	60,594	44,371	117,654	87,368

Product revenues	98,552	71,956	184,336	130,278

Consulting services	55,255	25,079	98,257	48,113
Reimbursed expenses	4,566	2,450	7,411	4,427

Service revenues	59,821	27,529	105,668	52,540

Total revenues	158,373	99,485	290,004	182,818

COST OF REVENUES:
Cost of software licenses	909	1,235	1,917	1,837
Amortization of acquired software technology	1,803	980	3,379	1,988
Cost of maintenance services	14,227	10,984	26,260	21,533

Cost of product revenues	16,939	13,199	31,556	25,358

Cost of consulting services	40,742	20,131	76,011	39,513
Reimbursed expenses	4,566	2,450	7,411	4,427

Cost of service revenues	45,308	22,581	83,422	43,940

Total cost of revenues	62,247	35,780	114,978	69,298

GROSS PROFIT	96,126	63,705	175,026	113,520

OPERATING EXPENSES:
Product development	19,481	12,664	36,758	25,237
Sales and marketing	24,460	16,170	45,572	30,422
General and administrative	19,801	11,670	37,498	22,696
Amortization of intangibles	9,915	6,051	18,481	12,127
Restructuring charges	4,548	2,732	12,306	4,162
Acquisition-related costs	865	—	7,608	—

Total operating expenses	79,070	49,287	158,223	94,644

OPERATING INCOME	17,056	14,418	16,803	18,876

Interest expense and amortization of loan fees	(6,182)	(386)	(12,268)	(625)
Interest income and other, net	(642)	123	481	(120)

INCOME BEFORE INCOME TAXES	10,232	14,155	5,016	18,131
Income tax provision	2,366	5,220	1,418	6,552

NET INCOME	$7,866	$8,935	$3,598	$11,579

BASIC EARNINGS PER SHARE	$.19	$.26	$.09	$.33

DILUTED EARNINGS PER SHARE	$.19	$.25	$.09	$.33

SHARES USED TO COMPUTE:
Basic earnings per share	41,672	35,004	40,514	34,983

Diluted earnings per share	42,265	35,232	41,151	35,154

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JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

CASH FLOW INFORMATION

Net cash provided by (used in) operating activities:
Net Income	$7,866	$8,935	$3,598	$11,579
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,862	9,431	28,010	18,842
Provision for doubtful accounts	500	300	500	300
Amortization of loan fees	495	—	922	—
Share-based compensation expense	3,292	2,157	6,569	3,567
Net gain on disposal of property and equipment	(4)	(38)	(9)	(54)
Deferred income taxes	2,242	4,663	(304)	5,670
Changes in assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(7,645)	3,226	(14,856)	16,820
Income tax receivable	955	(586)	2,031	(1,434)
Prepaid expenses and other current assets	(6,022)	(3,918)	(13,911)	(6,882)
Accounts payable	3,084	2,665	3,634	7,139
Accrued expenses and other liabilities	(2,974)	1,912	(14,075)	(13,507)
Income tax payable	(1,610)	248	(3,737)	365
Deferred revenue	(17,668)	(1,541)	11,196	18,107

	$(2,627)	$27,454	$9,568	$60,512

Net cash provided by (used in) investing activities:
Change in restricted cash	$(82)	$—	$276,095	$—
Purchase of i2 Technologies, Inc	—	—	(213,427)	—
Payment of direct costs related to acquisitions	(789)	(669)	(1,639)	(1,489)
Purchase of other property and equipment	(5,864)	(404)	(6,397)	(1,407)
Proceeds from disposal of property and equipment	332	38	349	54

	$(6,403)	$(1,035)	$54,981	$(2,842)

Net cash provided by financing activities:
Issuance of common stock under equity plans	$706	$2,136	$11,610	$4,642
Purchase of treasury stock and other, net	(366)	(680)	(3,758)	(3,899)

	$340	$1,456	$7,852	$743

Effect of exchange rates on cash	(948)	1,785	(2,196)	1,566

Net increase (decrease) in cash and cash equivalents	(9,638)	29,660	70,205	59,979
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	155,817	63,015	75,974	32,696

CASH AND CASH EQUIVALENTS, END OF PERIOD	$146,179	$92,675	$146,179	$92,675

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JDA SOFTWARE GROUP, INC.
NON-GAAP MEASURES OF PERFORMANCE
(in thousands, except share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA

Net Income (GAAP BASIS)	$7,866	$8,935	$3,598	$11,579
Income tax provision	2,366	5,220	1,418	6,552
Interest expense and amortization of loan fees	6,182	386	12,268	625
Amortization of acquired software technology	1,803	980	3,379	1,988
Amortization of intangibles	9,915	6,051	18,481	12,127
Depreciation	3,144	2,400	6,150	4,727

EBITDA (earnings before interest, tax, depreciation and amortization)	31,276	23,972	45,294	37,598
Restructuring charges	4,548	2,732	12,306	4,162
Stock-based compensation	3,292	2,157	6,569	3,567
Acquisition-related costs	865	—	7,608	—
Non-recurring transition costs to integrate acquisition	723	—	1,440	—
Interest income and other non-operating (income) expense, net	642	(123)	(481)	120

Adjusted EBITDA	$41,346	$28,738	$72,736	$45,447

EBITDA, as a percentage of revenue	20%	24%	16%	21%

Adjusted EBITDA, as a percentage of revenue	26%	29%	25%	25%

NON-GAAP EARNINGS PER SHARE

Income before income taxes (GAAP BASIS)	$10,232	$14,155	$5,016	$18,131

Amortization of acquired software technology	1,803	980	3,379	1,988
Amortization of intangibles	9,915	6,051	18,481	12,127
Restructuring charges	4,548	2,732	12,306	4,162
Stock-based compensation	3,292	2,157	6,569	3,567
Acquisition-related costs	865	—	7,608	—
Non-recurring transition costs to integrate acquisition	723	—	1,440	—

Adjusted income before income taxes	31,378	26,075	54,799	39,975
Adjusted income tax expense	10,982	9,387	19,180	14,252

Adjusted net income	$20,396	$16,688	$35,619	$25,723

Adjusted non-GAAP diluted earnings per share	$0.48	$0.47	$0.87	$0.73

Shares used to compute non-GAAP diluted earnings per share	42,265	35,232	41,151	35,154

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JDA SOFTWARE GROUP, INC.
SUPPLEMENTAL DATA
(dollars in thousands)
Software & Subscription Revenues by Geographic Region

	Three Months Ended
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Americas	$27,080	$18,917	$19,084	$12,624	$14,357

EMEA	4,773	5,403	6,417	4,084	5,012

Asia/Pacific	6,105	4,404	3,125	542	8,216

Total	$37,958	$28,724	$28,626	$17,250	$27,585

Business Segment Data

	Three Months Ended
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Supply Chain
Total Revenues	$152,931	$125,233	$99,410	$88,608	$88,161
Operating Income	52,638	39,904	33,882	29,054	29,127
Operating Income Margin	34%	32%	34%	33%	33%

Services Industry
Total Revenues	$5,442	$6,398	$7,713	$7,251	$11,324
Operating Income (Loss)	(453)	607	986	1,027	5,744
Operating Income Margin	(8%)	9%	13%	14%	51%
New vs. Install-Base Software Sales and Subscription Revenues

	Three Months Ended
	6/30/2010		3/31/2010		12/31/2009		9/30/2009		6/30/2009
New Sales	$8,080	21%	$8,415	29%	$4,515	16%	$3,317	19%	$10,066	36%
Install-Base Sales	29,878	79%	20,309	71%	24,111	84%	13,933	81%	17,518	64%

Total	$37,958		$28,724		$28,626		$17,250		$27,584

ASP, Multi-Product Deals & Large Deal Counts

	Last Twelve Months Ended
	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
Average Sales Price (ASP)	$608	$618	$630	$733	$819
Multiple-Product Deals	18	21	20	19	18
Large Deal Count (>= $1 million )	25	24	19	16	19

Quota Carrying Sales Representatives	92	96	75	75	72

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Summary of Revenue Contribution in Second Quarter 2010

	JDA		i2		Combined
Software and Subscription Revenues	$21,728	57%	$16,230	43%	$37,958
Maintenance Revenues	45,417	75%	15,177	25%	60,594

Product Revenues	67,145	68%	31,407	32%	98,552

Service Revenues	38,294	64%	21,527	36%	59,821

Total Revenues	$105,439	67%	$52,934	33%	$158,373

Summary of Revenue Contribution in First Half 2010

Software and Subscription Revenues	$37,606	56%	$29,076	44%	$66,682
Maintenance Revenues	91,908	78%	25,746	22%	117,654

Product Revenues	129,514	70%	54,822	30%	184,336

Service Revenues	70,295	67%	35,373	33%	105,668

Total Revenues	$199,809	69%	$90,195	31%	290,004

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
          This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. In this press release, such forward-looking statements include, without limitation, our statements regarding our record revenue confirming our rationale for the i2 acquisition, any implication of future sales results from our strong sales pipeline in the Americas, and Mr. Brewer’s statements regarding license revenue growth from i2 products and the progress of our i2 integration efforts. We remind our investors and prospective investors that future events may involve risks and uncertainties. Risks and uncertainties that may affect our business are detailed from time to time in the “Risk Factors” section and other sections of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release, except as required by law.
Use of Non-GAAP Financial Information
          This press release and the related conference call contain non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP. Management’s presentation of non-GAAP financial measures is intended to be supplemental in nature and should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.
Use and Economic Substance of Non-GAAP Financial Measures Used by JDA
     The Company uses non-GAAP measures of performance, including adjusted net income, EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share, in its public statements. Management uses, and chooses to disclose, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help the Company to identify underlying trends in its results of operations; (ii) the Company uses non-GAAP earnings measures, including EBITDA, as a measure of profitability because such measures help the Company compare its performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting. The Company also internally uses adjusted EBITDA measures for determining (a) compliance with certain financial covenants in its credit agreement and (b) executive and employee compensation. Set forth below are additional reasons why specific items are excluded from the Company’s non-GAAP financial measures:

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•	Amortization charges for acquired software technology are excluded because they result from prior acquisitions, rather than ongoing operations, and absent additional acquisitions, are expected to decline over time.

•	Amortization charges for other intangibles are excluded because they are non-cash expenses, and while tangible and intangible assets support our business, we do not believe the related amortization costs are directly attributable to the operating performance of our business.

•	Restructuring charges are significant non-routine expenses that cannot be predicted and typically relate to a change in our business model or to a change in our estimate of the costs to complete a plan to exit an activity of an acquired company. The exclusion of these charges promotes period-to-period comparisons and transparency. Such charges are primarily related to severance costs and/or the disposition of excess facilities driven by the changes to our business model.

•	Stock-based compensation is not an expense that typically requires or will require cash settlement by the Company.

•	Acquisition-related costs associated with the acquisition of i2 and the non-recurring transition costs to integrate the acquisition are significant non-routine expenses. Exclusion of these costs promotes period-to-period comparisons and transparency as we do not believe these costs are directly attributable to the operating performance of our business.
Material Limitations (and Compensation thereof) Associated with the Use of Non-GAAP Financial Measures
          Non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company’s GAAP results. In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.
Some of the limitations in relying on non-GAAP financial measures are:
•	Amortization of acquired technology and intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.

•	The Company may engage in acquisition transactions in the future. In addition, we incur other restructuring charges from time to time when necessary to adjust our business model. Restructuring related charges may therefore continue to be incurred and should not be viewed as non-recurring.

•	Stock-based compensation is an important component of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.

•	Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.
     We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP financial measures only supplementally. We also provide reconciliations of each non-GAAP financial measure to our most directly comparable GAAP measure, and we encourage investors to review carefully those reconciliations.
Usefulness of Non-GAAP Financial Measures to Investors
          The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons. First, such non-GAAP financial measures provide investors and management an additional analytical tool for understanding the Company’s financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business. Second, since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare the Company’s performance across financial reporting periods.